Exhibit 99.1

Contacts:	Randy Clerihue
MetLife
(212) 578-5061

Chris Stern
MetLife
(202) 974-5477

MetLife and FSOC File Motion to Dismiss Appeal in SIFI Litigation

NEW YORK, January 18, 2018 – MetLife, Inc. (NYSE: MET) and the Financial Stability Oversight Council today filed a joint motion to dismiss FSOC’s appeal of the district court decision rescinding MetLife’s designation as a non-bank systemically important financial institution.

MetLife has also agreed that, upon dismissal, it will join FSOC in filing a motion asking the district court to vacate the portion of its opinion concluding that FSOC failed to undertake the required cost-benefit analysis when designating MetLife. The parties will not be asking the district court to set aside any other aspect of its opinion.

These motions will bring the litigation between MetLife and FSOC to an end and preserve the district court’s ruling rescinding FSOC’s designation of MetLife.

About MetLife

MetLife, Inc. (NYSE: MET), through its subsidiaries and affiliates (“MetLife”), is one of the world’s leading financial services companies, providing insurance, annuities, employee benefits and asset management to help its individual and institutional customers navigate their changing world. Founded in 1868, MetLife has operations in more than 40 countries and holds leading market positions in the United States, Japan, Latin America, Asia, Europe and the Middle East. For more information, visit www.metlife.com.

# # #